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                       AMENDED CERTIFICATE OF DESIGNATION

                           PRUDENTIAL ALLOCATION FUND

     The undersigned, being the Assistant Secretary of Prudential Allocation Fund (hereinafter referred to as the "Trust"), a trust with transferable shares of the type commonly called a Massachusetts business trust, DOES HEREBY CERTIFY that, pursuant to the authority conferred upon the Trustees of the Trust by
Section 6.9 and Section 9.3 of the Declaration of Trust dated February 23, 1987, and amended and restated by an Amended and Restated Declaration of Trust dated August 16, 1994, as amended to date (referred to as the "Declaration of Trust"), and pursuant to rights granted to the Shareholders of the Trust by Section 9.3 of the Declaration of Trust, and by the affirmative vote of a majority of the Trustees at a meeting duly called and held on February 19, 1997, and the affirmative vote of a majority of the Shares of the Strategy Portfolio of the Trust, duly cast at a meeting duly called and held on July 18, 1997, the Amended and Restated Establishment and Designation of Series of Shares of Beneficial Interest, $.01 Par Value, dated November 16, 1990 and filed with the Secretary of The Commonwealth of Massachusetts on November 27, 1990, the Certificate of Designation dated January 11, 1990 and filed with the Secretary of The Commonwealth of Massachusetts on January 18, 1990, the Amended and Restated Certificate of Designation dated July 27, 1994 and filed with the Secretary of The Commonwealth of Massachusetts on July 28, 1994, the Amended and Restated Certificate of Designation dated July 19, 1995 and filed with the Secretary of The Commonwealth of Massachusetts on July 20, 1995, the Amended Certificate of Designation dated February 12, 1996 and filed with the Secretary of The Commonwealth of Massachusetts on February 14, 1996 and the Amended Certificate of Designation dated June 18, 1996 and filed



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with the Secretary of The Commonwealth of Massachusetts on June 20, 1996
amending the Declaration of Trust are amended and restated effective as of July 25, 1997, as follows:

     The Strategy Portfolio heretofore established is hereby terminated and the shares of beneficial interest of the Trust shall henceforth comprise a single series, comprised of four classes, designated "Class A Shares," "Class B Shares," "Class C Shares" and "Class Z Shares." An unlimited number of Shares of each such class may be issued.

     (1) The Shares of the several classes shall have the relative rights and powers set forth herein and in the Declaration of Trust.

     (2) The Shares of each Class of the Trust shall represent an equal proportionate interest in the share of such class in the Trust Property, adjusted for any liabilities specifically allocable to the Shares of that class, and each Share of any such class shall have identical voting, dividend, liquidation and other rights and the same terms and conditions, except that the expenses related directly or indirectly to the distribution of the Shares of a class, and any service fees to which such class is subject (as determined by the Trustees), shall be borne solely by such class, and such expenses shall be appropriately reflected in the determination of net asset value and the dividend, distribution and liquidation rights of such class.

     (3) (a) Class A Shares shall be subject to (i) a front-end sales charge and (ii) (A) an asset-based sales charge pursuant to a plan under Rule 12b-1 of the 1940 Act (a "Plan"), and/or (B) a service fee for the maintenance of shareholder accounts and personal services, in such amounts as shall be determined from time to time.

          (b) Class B Shares shall be subject to (i) a contingent deferred sales charge and (ii) (A) an asset-based sales charge pursuant to a Plan, and/or
(B) a service fee for the


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maintenance of shareholder accounts and personal services, in such amounts as shall be determined from time to time.

          (c) Class C Shares shall be subject to (i) a contingent deferred sales charge and (ii) (A) an asset-based sales charge pursuant to a Plan, and/or
(B) a service fee for the maintenance of shareholder accounts and personal services, in such amounts as shall be determined from time to time.

          (d) Class Z Shares shall not be subject to either an initial or contingent deferred sales charge nor subject to any Rule 12b-1 fee.

     (4) Subject to compliance with the requirements of the 1940 Act, the Trustees shall have the authority to provide that holders of Shares of the Trust shall have the right to convert said Shares into Shares of one or more other series of registered investment companies specified for the purpose in this Trust's Prospectus, that holders of any class of Shares of the Trust shall have the right to convert such Shares into Shares of one or more other classes of the Trust, and that Shares of any class of the Trust shall be automatically converted into Shares of another class of the Trust, in each case in accordance with such requirements and procedures as the Trustees may from time to time establish. The requirements and procedures applicable to such mandatory or optional conversion of Shares of any such class shall be set forth in the Prospectus in effect with respect to such Shares.

     (5) Shareholders of each class shall vote as a separate class on any matter to the extent required by, and any matter shall be deemed to have been effectively acted upon with respect to any class as provided in, Rule 18f-2, as from time to time in effect, under the 1940 Act, or any successor rule and by the Declaration of Trust. Except as otherwise required by the 1940 Act, the Shareholders of each class, voting as a separate class, shall have sole and exclusive


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


voting rights with respect to the provisions of any Plan applicable to Shares of such class, and shall have no voting rights with respect to provisions of any Plan applicable solely to any other class of Shares of the Trust.

     (6) If additional series are created, the assets and liabilities of the Trust shall be allocated among the several series as set forth in Section 6.9 of the Declaration of Trust, except that the liabilities, expenses, costs, charges or reserves of the Trust (other than the investment advisory fee or the organization expenses paid by the Trust) which are not readily identifiable as belonging to any particular series shall be allocated among the several series on the basis of their relative average daily net assets.

     (7) The Trustees (including any successor Trustees) shall have the right at any time and from time to time to reallocate assets and expenses or to change the designation of the series now existing or any series hereafter created, or otherwise to change the special and relative rights of any such series provided that such change shall not adversely affect the rights of holders of shares of a series. IN WITNESS WHEREOF, the undersigned has set her hand and seal this 23rd day of July, 1997.

                                   /s/ Marguerite E. H. Morrison
                                   ------------------------------------
                                   Marguerite E. H. Morrison,
                                     Assistant Secretary


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                                 ACKNOWLEDGMENT


STATE OF NEW JERSEY )
                    )   SS                                      July 23, 1997
COUNTY OF NEWARK    )


     Then personally appeared before me the above named Marguerite E. H. Morrison, Assistant Secretary, and acknowledged the foregoing instrument to be her free act and deed.



                                          /s/ S. Jane Rose
                                          -------------------------------------
                                                         Notary Public


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